                                  Exhibit 99.1


For Additional Information contact:                                 NEWS RELEASE

J. Miles Branagan or Thomas Hein at (919) 941-9745

FOR RELEASE AT 9:00 P.M. EASTERN TIME,
MAY 12, 1996

DURHAM, NORTH CAROLINA


                      MDT CORPORATION ANNOUNCES AGREEMENT
                     TO BE ACQUIRED AND REPORTS PRELIMINARY
                     FOURTH QUARTER AND FISCAL YEAR RESULTS

AGREEMENT TO BE ACQUIRED

MDT Corporation (NASDAQ: MDTC) announced today that it has entered into an agreement under which it will be acquired by Getinge Industrier AB, a Swedish manufacturer of hospital and scientific equipment.

The Company and Getinge have signed a definitive merger agreement pursuant to which Getinge will acquire all outstanding shares of the Company's common stock. Getinge will commence a tender offer by May 17, 1996, for such shares at a cash price of $4.50 per share. Those shares not acquired in the tender offer will be converted into $4.50 in cash pursuant to a merger to be effected following completion of the tender offer.

The Board of Directors of the Company has unanimously approved the agreement and recommends that shareholders of the Company accept Getinge's offer. The tender offer is required to remain open for 30 business days.

The tender offer will be made pursuant to definitive offering documents to be filed with the Securities and Exchange Commission. Consummation of the tender offer and the merger is subject to customary terms and conditions, including approval of the holders of two-thirds of the shares to be acquired and regulatory approvals.

J. Miles Branagan, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, said: "I believe that this transaction offers value and liquidity to our shareholders at a time when our Company is facing many significant challenges. It also provides a strong foundation for the Company's future and creates a unique international presence and a combination of products and services which will add value for our customers and create opportunities for our employees."

Carl Bennet, Chief Executive Officer of Getinge, stated:

"Getinge, with a worldwide presence, is a leading manufacturer of sterilization and disinfection equipment, with its strength in the United States in the pharmaceutical sector.

MDT has most of its business in the U.S. market and a strong position in the health care sector for sterilization, disinfection and customer service.

MDT and Getinge will form a competitive combination in the sterilization and disinfection field in the United States and worldwide."


PRELIMINARY FOURTH QUARTER AND FISCAL YEAR RESULTS

MDT also announced that it recorded bookings and revenues in the fourth quarter ended March 31, 1996, of approximately $28,889,000 and $34,022,000, compared to $35,017,000 and $35,401,000 in the same period a year earlier. For the fiscal year ended March 31, 1996, bookings and revenues were approximately $128,136,000 and $131,188,000 compared to $134,535,000 and $135,462,000 for the earlier year.
The backlog of orders at March 31, 1996, was $24,057,000 compared to $27,145,000 at March 31, 1995. The Company will report a loss for the recent fourth quarter and fiscal year, estimated at $4,525,000 (approximately $6,421,000 before taxes) and $6,066,000 (approximately $8,791,000 before taxes). This result compares to earnings of $143,000 and $276,000 for the same periods a year earlier.

The results for the fourth quarter again placed the Company out-of-compliance with certain of the provisions of its amended bank credit agreement. An interim waiver of such provisions will be requested from the banks while the Company seeks a further amendment to the bank credit agreement. No assurance can be given that a waiver or further amendment will be obtained. However, in connec-

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

tion with the Getinge transaction announced herein, the Company is advised that Getinge has received a commitment from its lenders sufficient to retire the loans outstanding under the bank credit agreement, although Getinge may also attempt to reach mutually agreeable terms with the Company's existing bank lenders.

Domestic customer demand for the Company's capital equipment was particularly weak in the recent quarter, while international demand remained relatively firm, but yielded generally lower margins. The combination of lower revenues, proportionally higher international revenues and charges described herein, produced lower gross profit margins for the recent quarter and fiscal year of 22.2% and 28.0% versus 32.8% and 31.7% for the same periods last year.

The loss estimated for the fourth quarter reflects pre-tax charges for inventory adjustments of approximately $2,425,000; a reserve for estimated environmental cleanup costs of approximately $1,350,000; other charges of approximately $992,000; additional reorganization costs of approximately $662,000; and transaction costs of approximately $410,000.

Inventory adjustments reflected in the fourth quarter include a write-down of approximately $489,000 in connection with inventory purchased from a supplier who failed to maintain necessary compliance with FDA manufacturing standards; a write-off of approximately $1,082,000 relating to products whose sales are being discontinued by the Company, including approximately $724,000 attributable to nutrition and ice stations and $358,000 attributable to certain tabletop sterilizers; additional reserves for excess and obsolete inventory of approximately $721,000, relating primarily to the identification of slower-moving products and parts inventories; and, higher LIFO reserves of approximately $133,000.

In connection with Getinge's investigation of the Company, the conduct of environmental tests revealed previously undiscovered soil and groundwater contamination at two of the Company's manufacturing facilities. The costs of remediating such contamination are currently estimated to range from $1,350,000 to $2,700,000, and a reserve of $1,350,000 was established in the recent fourth quarter to meet anticipated remediation obligations.

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

In connection with its year-end closing, the Company determined to increase warranty reserves by approximately $260,000 and to write-off $349,000 of land improvement costs incurred to pursue previous plans to construct a new manufacturing facility in South Carolina. The write-off of land improvement costs reflects the Company's pledge of additional collateral to secure an amendment to its bank credit agreement, and the concomitant loss of such collateral as a credit enhancement to support the previously contemplated financing for such a facility. The Company plans to list for sale the real property on which this facility was to have been constructed. Other charges also included approximately $302,000 to increase reserves for projected additional workers compensation expenses and approximately $179,000 to amortize assets relating to the Company's plasma sterilizer program.

Reorganization costs of $662,000 incurred in connection with previously announced cost reductions include approximately $500,000 of costs for personnel reductions and approximately $162,000 for relocation and other expenses. Transaction costs of approximately $410,000 for the fourth quarter reflected both costs incurred in connection with the Getinge transaction announced herein and costs incurred in connection with the negotiation and amendment of the Company's bank credit agreement.

Further measures to reduce costs are being implemented by the Company. A reserve of approximately $314,000 to reflect costs incurred to effect such reductions, principally severance costs, is expected to be recorded in the first quarter.

The statements made in this press release with respect to the Company's cost reduction program and the estimated cost of remediating the environmental contamination at the Company's manufacturing facilities are forward-looking statements which involve risks and uncertainties. Such statements are qualified by important factors which could cause actual results to differ materially from those reported in such statements, including the following: in the case of the cost savings, the ability of the Company to implement employee terminations as presently scheduled and in the case of the cost to remediate the environmental contamination, the extent and location of the contamination and any requirements imposed on the

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

Company to test for, contain and/or remediate any such contamination in the future.

MDT Corporation is a leading developer and manufacturer of sterility assurance systems and examining and operating equipment, including related accessories and consumables, which it sells in the worldwide health care and scientific markets. The Company also provides service and distributes parts for its products in those markets through its Service Centers, domestic and foreign.

                                 - Continued -

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

                        MDT Corporation and Subsidiaries
            Preliminary Condensed Consolidated Income Statement Data
      (Dollars in Thousands - Except Per Share and Outstanding Share Data)

                              Quarter Ended March 31,      Year Ended March 31,
                             -------------------------   ------------------------
                                1996          1995          1996          1995
                             -----------   -----------   -----------   ----------
Sales                        $   34,022    $   35,401    $  131,188    $  135,462
Gross Profit                      7,540        11,610        36,751        42,898
Operating Expenses               10,308         9,719        38,355        37,355
Reorganization Costs                662           502         2,035         1,235
Operating Income (Loss)          (3,430)        1,389        (3,639)        4,308
Interest Expense                    835           977         3,443         3,514
Other (Income) Expense            2,156           (37)        1,709           113
Income (Loss) Before             (6,421)          449        (8,791)          681
  Income Taxes
Net Income                       (4,525)          143        (6,066)          276
Earnings Per Share                 (.67)          .02          (.90)          .04
Weighted Average              6,769,000     6,840,000     6,769,000     6,775,000
   Number of Shares
   Outstanding

                        MDT Corporation and Subsidiaries
             Preliminary Condensed Consolidated Balance Sheet Data
                             (Dollars in Thousands)

                                                           March 31,
                                                     ---------------------
Assets                                                 1996        1995
- ------                                               ---------   ---------
     Current Assets                                   $ 69,306    $ 72,631
     Other Assets                                       30,726      32,718
                                                      --------    --------
     Total Assets                                     $100,032    $105,349
                                                      ========    ========
Liabilities and Stockholders' Equity
- ------------------------------------
     Liabilities
          Bank Credit Agreement Borrowings            $ 33,300    $ 32,433
          Other Current Liabilities                     22,465      21,604
          Other Non-Current Liabilities                  4,871       5,851
     Stockholders' Equity                               39,396      45,461
                                                      --------    --------
     Total Liabilities and Stockholders' Equity       $100,032    $105,349
                                                      ========    ========

                                     -End-

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